UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 15, 2023

U.S. Silica Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-35416	26-3718801
(Commission File Number)	(IRS Employer Identification No.)

24275 Katy Freeway, Suite 600,	Katy,	Texas	77494
(Address of principal executive offices)			(Zip Code)

Registrant’s telephone number, including area code: (281) 258-2170

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	SLCA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Eugene Padgett as Vice President, Chief Accounting Officer and Controller

On December 15, 2023, U.S. Silica Holdings, Inc. (the “Company” or “U.S. Silica”) announced that it had appointed Eugene Padgett to serve as the Company’s Vice President, Chief Accounting Officer and Controller, effective December 18, 2023. Mr. Padgett fills the office vacated by Kevin Hough, who was recently promoted to the position of the Company’s interim Executive Vice President and Chief Financial Officer.

Mr. Padgett, age 53, has served since 2022 as Senior Vice President and Chief Accounting Officer of Valmont Industries, a publicly-traded diversified manufacturer of products and services for infrastructure and agriculture markets. From 2018 to 2022, he served as Senior Vice President and Chief Accounting Officer of DXP Enterprises, a publicly-traded distributor of maintenance, repair and operating products and services to a variety of end markets and business-to-business customers. Mr. Padgett holds a Bachelor of Business Administration in Accounting from Prairie View A&M University.

In connection with his appointment, Mr. Padgett will be entitled to the compensation described below, subject to the discretion of the Compensation Committee (the “Committee”) of the Board to adjust such amounts from time to time. Mr. Padgett shall receive an annual base salary of $360,500 and a target value under the Company’s Annual Bonus Incentive Program (“ABIP”) of 50% of Mr. Padgett’s annual base salary; provided that, for 2023, Mr. Padgett will receive a guaranteed ABIP payment in the amount of $231,000 to be paid in accordance with the Company’s normal practices in early 2024. Mr. Padgett’s ABIP target for 2024 and beyond will be subject to the Committee’s discretion to adjust from time to time, with the payout of any such ABIP award to be determined by the Committee in accordance with the performance criteria established by the Committee from time to time.

In addition, Mr. Padgett will participate in the Company’s Long-Term Incentive Plan (“LTI”) with a target value to be awarded in early 2024 in the amount of $270,000. The annual LTI target value to be awarded in early 2025 and beyond is to be in the range of 60% to 75% of Mr. Padgett’s annual base salary, subject to the Committee’s discretion to adjust such LTI target from time to time. The allocation of any LTI award shall be in accordance with the practices approved by the Committee.

Mr. Padgett will receive a sign-on equity award under the Amended and Restated U.S. Silica Holdings, Inc. 2011 Incentive Compensation Plan, as may be amended from time to time, of restricted stock units valued at $100,000, which shall vest in three equal installments on the first three anniversaries of the grant date. Mr. Padgett will also receive a sign-on time-based cash award in the amount of $100,000, which shall vest in full on the second anniversary of Mr. Padgett’s date of hire with no pro-rated vesting.

Mr. Padgett will also receive reimbursement of up to $50,000 of relocation expenses available for 12 months from the date of hire.

Mr. Padgett will be entitled to participate in U.S. Silica’s Amended and Restated Change in Control Severance Plan, as amended and restated April 29, 2020, as may be further amended from time to time (the “CIC Plan”), which is described under the heading “Potential Payments Upon Employment Termination or Change in Control – CIC Plan” in U.S. Silica’s definitive proxy statement filed with the Securities and Exchange Commission (“SEC”) on March 28, 2023, on the same basis as other executive officers. A copy of the CIC Plan was included as Exhibit 10.2 to U.S. Silica’s Quarterly Report on Form 10-Q filed with the SEC on May 1, 2020.

In addition, Mr. Padgett will enter into U.S. Silica’s standard indemnification agreement for executive officers. A copy of the form of Indemnification Agreement was included as Exhibit 10.20 to U.S. Silica’s Registration Statement on Form S-1 filed with the SEC on December 29, 2011.

There are no arrangements or understandings between Mr. Padgett and any other persons pursuant to which Mr. Padgett was appointed as Vice President, Chief Accounting Officer and Controller. There are no relationships between Mr. Padgett and U.S. Silica or its subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.

On December 15, 2023, the Company issued a press release, a copy of which is furnished herewith as Exhibit 99.1.

The information set forth in this Item 7.01 of this Current Report on Form 8-K and the accompanying Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, regardless of any general incorporation language in such filing, unless expressly incorporated by reference in such filing.

Item 9.01	Financial Statements and Exhibits.

99.1	U.S. Silica Holdings, Inc. press release dated December 15, 2023 (furnished and not filed)

104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 15, 2023

U.S. SILICA HOLDINGS, INC.

/s/ Stacy Russell
Stacy Russell
Executive Vice President, General Counsel & Corporate Secretary